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                                                                      EXHIBIT 99



                   BIG BUCK BREWERY & STEAKHOUSE, INC. EXTENDS
                       EXERCISABILITY OF CLASS A WARRANTS


GAYLORD, Mich. - December 10, 2001 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUC), announced today that its board of directors has extended the expiration date of the company's Class A Warrants through 5:00 p.m. (CST) on December 13, 2002.

The company currently has 2,550,000 Class A Warrants outstanding. Each Class A Warrant entitles the holder thereof to purchase one share of the company's common stock at an exercise price of $8.00 per share, subject to adjustment. The Class A Warrants are subject to redemption by the company for $0.01 per warrant at any time, on 30 days written notice, provided that the closing high bid price of the company's common stock exceeds $9.00 per share, subject to adjustment, for any 20 consecutive trading days.

ABOUT THE COMPANY

Big Buck Brewery & Steakhouse, Inc. operates brewpub restaurants in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers. In August 2000, the company opened its fourth unit in Grapevine, Texas, a suburb of Dallas. This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C. Subject to obtaining the necessary financing, the company plans to open its next unit in Nashville, Tennessee, adjacent to the Grand Ole Opry. The company's common stock, Class A Warrants and units are listed on The Nasdaq SmallCap Market under the symbols "BBUC," "BBUCW" and "BBUCU."

Contact:

Anthony P. Dombrowski
Chief Financial Officer
(989) 731-0401